Exhibit 10.12

fifth AMENDMENT TO lease agreement

This FIFTH AMENDMENT TO LEASE AGREEMENT (this "Amendment") is made and entered into as of May 29, 2014 by and between G&I VII Summit Tech, LP, a Delaware limited partnership ("Lessor"), and Xplore Technologies Corp., a Delaware corporation ("Lessee").

BACKGROUND:

A.

On May 18, 2003, Lessor's predecessor in interest ("Original Lessor") and Lessee's predecessor in interest ("Original Lessee") entered into that certain Lease Agreement (the "Original Lease") for approximately 16,485 rentable square feet (the "Original Leased Premises") in the "Building" (herein so called) known by street address as 14000 Summit Drive, Suite 900, Austin, Texas 78728, being a part of the Commercial Park commonly known as Summit Tech Center (the "Commercial Park").

B.	On May 18, 2003, Original Lessor and Original Lessee entered into that certain First Amendment to Lease (the "First Amendment").

C.

By letter dated February 3, 2004, Original Lessee exercised its right of first refusal as to 5,192 additional rentable square feet of the Expansion Premises (as defined in the Original Lease) (the "Additional Space") (the Original Lease Premises, together with the Additional Space, will be referred to herein collectively as the "Leased Premises"). Original Lessee's exercise of its right of first refusal for the Additional Space was memorialized when Original Lessee and Original Lessor entered into that certain Second Amendment of Lease dated May 26, 2004 (the "Second Amendment").

D.	On June 29, 2004, Original Lessor and Original Lessee entered into that certain Third Amendment of Lease (the "Third Amendment").

E.	Bailard Austin II, Limited Partnership ("Bailard") succeeded to the interest of Original Lessor and Lessee succeeded to the interest of Original Lessee under the Original Lease.

F.

On March 1, 2009, Bailard and Lessee entered into that certain Fourth Amendment to Lease Agreement (the "Fourth Amendment") (the Original Lease, together with the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment will be referred to herein collectively as the "Lease").

G.	Lessor purchased the Commercial Park and succeeded to the interest of Bailard under the Lease.

H.	Lessor and Lessee desire to amend the Lease to, among other things, extend the term of the Lease.

FIFTH AMENDMENT TO LEASE AGREEMENT	PAGE 1

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.	Capitalized Terms. All capitalized terms which are not otherwise defined herein shall have the meaning set forth in the Lease, as amended hereby.

2.	Renewal. The Term is extended to expire on August 31, 2019 (the "Expiration Date").

3.	Base Monthly Rent. From September 1, 2014 (the "Effective Date") through the Expiration Date, the Base Monthly Rent payable under the Lease is as follows:

Months	Base Monthly Rent per Square Foot	Base Monthly Rent
9/01/2014 – 8/31/2015	$0.80	$17, 341.60
9/01/2015 – 8/31/2016	$0.82	$17,775.14
9/01/2016 – 8/31/2017	$0.84	$18,208.68
9/01/2017 – 8/31/2018	$0.86	$18,642.22
9/01/2018 – 8/31/2019	$0.88	$19,075.76

Lessee shall continue to pay all other amounts payable under the Lease.

4.

Cap on Controllable Expenses. The parties agree that, beginning in calendar year 2015 and continuing through the Expiration Date, the CAM charges and Management fee (together, "Controllable Expenses") may increase by as much as eight percent (8%) over those charges actually paid by Tenant in the previous calendar year; for example, the maximum amount of Controllable Expenses that may be charged to Tenant for each calendar year after 2014 shall equal the product of the 2014 Controllable Expenses and the following percentages for the following calendar years: 108% for 2015; 116.64 for 2016; 125.97 for 2017, etc.

Therefore, the second sentence of Article 4.F of the Original Lease is hereby deleted in its entirety and replaced as follows:

“The CAM charges and the Management fee will not increase more than eight percent (8%) on a compounding and cumulative basis from the prior calendar year's actual cost for the same ("Cap on Controllable Expenses").”

5.	Option to Renew. Lessor shall grant Lessee with the option to renew and further extend the Term in accordance with Attachment C attached to this Amendment.

6.

Acceptance of Leased Premises. Lessee accepts the Leased Premises in their "AS-IS" condition and Lessor shall have no obligation to improve, repair, restore or refurbish the Leased Premises except as otherwise specifically provided in this Amendment. Lessee acknowledges that neither Lessor nor any agent of Lessor has made any representation or warranty, except as otherwise expressly provided in this Amendment, with respect to the Leased Premises or any other portion of the Commercial Park including, without limitation, any representation or warranty with respect to the suitability or fitness of the Leased Premises or any other portion of the Commercial Park for the conduct of Lessee's business. Lessor shall be responsible for any necessary repairs to all HVAC units on the Leased Premises for the first year after execution of this Amendment. Thereafter, Lessee shall be required to keep such HVAC units under maintenance contracts for the remainder of the Term and will be responsible for all upkeep of such units following the first year after execution of this Amendment; provided, however, that Lessee will not be responsible for maintenance and care of such HVAC units in excess of $500 per year per unit.

FIFTH AMENDMENT TO LEASE AGREEMENT	PAGE 2

7.	Finish-Out of Leased Premises. Lessor agrees to conduct the finish work described more fully in and in accordance with Attachment A attached to this Amendment.

8.	Indemnity. Section 7(A) of the Lease is deleted and the following substituted therefor:

A. Lessee agrees to indemnify and hold Lessor, Lessor's agents and Lessor's employees harmless from all losses, claims, suits, actions, damages, and liability (including reasonable attorneys' fees and other costs and expenses of defending against all of the aforesaid) arising (or alleged to arise) from any act or omission of Lessee or Lessee's agents, employees, assignees, sublessees, contractors, customers or invitees, or arising from any injury to or death of any person or persons or damage to or destruction of the property of any person or persons occurring in or about the Leased Premises or on the sidewalks adjacent thereto, and Lessee assumes responsibility for the condition of the Leased Premises and agrees to give Lessor written notice in the event of any damage, defect or disrepair therein. The indemnity set forth in this Article 7 is intended to indemnify Lessor, its agents and employees against the consequences of their own negligence or fault, even when Lessor or its agents are jointly, comparatively, contributively, or concurrently negligent with Lessee, and even though any such claim, cause of action or suit is based upon or alleged to be based upon the strict liability of Lessor, its agents or employees; however, such indemnity shall not apply to the sole or gross negligence or willful misconduct of Lessor, its agents or employees.

9.	Holding Over. Article 23 of the Lease is deleted and the following substituted therefor:

A. If Lessee fails to vacate the Leased Premises at the expiration or earlier termination of the Lease, Lessee shall be deemed to be a Lessee at sufferance and, in addition to all other damages and remedies to which Lessor may be entitled for such holding over, Lessee shall pay, in addition to all other amounts payable hereunder, Base Monthly Rent equal to 150% of the Base Monthly Rent payable during the last month of the Term. Such occupancy is subject to all the terms and conditions of the Lease.

B. The terms of this Article 23 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Lessor provided herein or at law. If Lessee fails to surrender the Leased Premises at the end of the Lease Term, in addition to any other liabilities to Lessor accruing therefrom, Lessee shall protect, defend, indemnify and hold Lessor harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure.

FIFTH AMENDMENT TO LEASE AGREEMENT	PAGE 3

10.	Move-Out. Article 22 of the Lease is deleted and the following substituted therefor:

Lessee will not commit waste but will maintain the Leased Premises in a clean condition and in good repair. Upon termination of the Lease, Lessee will surrender the Leased Premises to Lessor broom-clean, in good repair and condition, free of Hazardous Substances placed on the Leased Premises during the Term, reasonable wear and tear and damage by casualty expected, and shall deliver to Lessor all keys to the Leased Premises. Without limiting the generality of the foregoing sentence, Lessee shall be responsible, prior to termination or expiration of the Lease Term, to perform, to Lessor's satisfaction, each and every repair and maintenance item listed on Attachment B attached hereto and incorporated herein (the "Lessee Move-Out Responsibilities"). At least thirty (30) days, but not more than sixty (60) days, prior to the termination or expiration of the Lease Term, Lessee shall schedule a meeting with Lessor at the Leased Premises to review the status of the Lessee Move-Out Responsibilities (the "Move-Out Meeting"), which Move-Out Meeting shall occur no later than five (5) days prior to the termination or expiration date. At the Move-Out Meeting, the parties shall identify those items of the Lessee Move-Out Responsibilities which have been completed and those that have not been completed. If certain items have not been completed, Lessor and Lessee shall schedule a subsequent, final walk-through of the Leased Premises prior to the termination or expiration date so that Lessor may confirm that Lessee has completed all of the Lessee Move-Out Responsibilities. If Lessee fails or refuses to complete all of the Lessee Move-Out Responsibilities, to Lessor's satisfaction, prior to the termination or expiration date of the Lease, then Lessor may (but shall not be obligated to) complete all remaining Lessee Move-Out Responsibilities. Lessee shall reimburse Lessor, upon demand, for all costs and expenses incurred by Lessor to complete any unfinished, incomplete Lessee Move-Out Responsibilities ("Lessor Move-Out Costs"), plus an administrative fee payable to Lessor equal to fifteen percent (15%) of the total Lessor Move-Out Costs. Failure of Lessee to perform any of its obligations under this section including, but not limited to, its failure to perform the Lessee Move-Out Responsibilities to Lessor's satisfaction, within the time period required in this section, shall constitute an Event of Default under the Lease and shall entitle Lessor, in addition to all other recourses and remedies provided in the Lease, to deduct from any security deposit held by Lessor under the Lease an amount equal to the Lessor Move-Out Costs plus the fifteen percent (15%) administrative fee described above.

11.	Address for Lessor. As of the date of this Amendment, all notices to be provided to Lessor under this Amendment shall be sent to the following addresses:

c/o Stream Realty Partners – Austin, L.P.
401 W. 15th Street, Suite 1250
Austin, Texas 78701

with copy to:

c/o DRA Advisors LLC
220 East 42nd Street (27th Floor)
New York, New York 10017
Attn: Asset Management

FIFTH AMENDMENT TO LEASE AGREEMENT	PAGE 4

12.

OFAC. Lessee represents and warrants to Lessor that Lessee is currently in compliance with, and Lessee further covenants to Lessor that Lessee shall at all times during the Lease Term (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Assets Control ("OFAC") of the U.S. Department of Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including, but not limited to, Executive Order 13224, dated September 24, 2001 and entitled "Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism"), or other governmental, regulatory, or administrative action relating thereto.

13.

Brokerage. Neither Lessor nor Lessee has dealt with any broker or agent in connection with the negotiation or execution of this Amendment, other than Stream Realty Partners – Austin, L.P. ("Lessor's Broker") and Jackson Cooksey ("Lessee's Broker") (collectively, the "Brokers"), whose commissions shall be paid by Lessor pursuant to separate written agreements. Lessee and Lessor shall each indemnify, defend and hold harmless the other against all costs, expenses, attorneys' fees, liens and other liability for commissions or other compensation claimed by the Brokers or any other broker or agent claiming the same by, through, or under the indemnifying party.

14.

WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LESSOR AND LESSEE EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THE LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

15.

Governing Law. The Lease shall be governed by and construed in accordance with the laws of the state in which the Leased Premises are located and all claims, suits, demands and actions relating to the Lease will be made and brought in Travis County, Texas.

16.

Recordation of Lease. Lessee shall not record the Lease or any memorandum of the Lease without the prior written consent of Lessor, which consent may be withheld or denied in the sole and absolute discretion of Lessor, and any recordation by Lessee shall be a material breach of the Lease. Lessee grants to Lessor a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Lessor.

17.

Calculation of Charges. Lessor and Lessee agree that each provision of the Lease for determining charges and amounts payable by Lessee (including provisions regarding additional rent and Lessee's Proportionate Share of Operating Expenses) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

18.

No Waiver. Neither acceptance of rent (or any portion thereof) or any other sums payable by Lessor or Lessee hereunder (or any portion thereof) by Lessor or Lessee nor failure by Lessor or Lessee to complain of any action, non-action or default of the other shall constitute a waiver as to any breach of any covenant or condition of Lessee contained herein nor a waiver of the rights of any party hereunder. Waiver of any default shall not constitute a waiver of any prior or subsequent default under the Lease. No right, remedy, covenant, duty or obligation hereunder shall be deemed waived unless such waiver be in writing.

FIFTH AMENDMENT TO LEASE AGREEMENT	PAGE 5

19.

No Offsets. Lessee hereby represents to Lessor that to the best of Lessee's knowledge, as of the date of this Amendment, Lessee has no defenses to or offsets against the full and timely payment and performance of each and every covenant and obligation required to be performed by Lessee under the terms of the Lease.

20.	Conflicts. The terms of this Amendment prevail if there is a conflict with the terms of the Lease.

21.

Headings. The headings or captions of the paragraphs in this Amendment are for convenience only and shall not act and shall not be implied to act to limit or expand the construction and intent of the contents of the respective paragraph.

22.

Binding Effect. This Amendment is binding upon and shall inure to the benefit of the parties and their respective successors and assigns (but this reference to assigns shall not be deemed to act as a consent to an assignment by Lessee).

23.	Ratification. The Lease, as amended and modified hereby, is ratified and confirmed by the parties as being in full force and effect.

24.

Non-Disturbance Agreement. Lessor shall use its reasonable best efforts to facilitate the execution of a Non-Disturbance Agreement between Lessee and Lessor’s lender. Costs arising from such agreement shall be the responsibility of Lessee.

[signature page follows]

FIFTH AMENDMENT TO LEASE AGREEMENT	PAGE 6

 EXECUTED as of the date first above written.

LESSOR: G&I VII Summit Tech LP, a Delaware limited partnership By: G&I VII Ranger GP LLC, a Delaware limited liability company, its general partner

By:	/s/ Brian T. Summers
Name:	Brian T. Summers
Title	Vice President

LESSEE: Xplore Technologies Corp., a Delaware corporation

By:	/s/ Michael J. Rapisand
Name:	Michael J. Rapisand
Title:	Chief Financial Officer

FIFTH AMENDMENT TO LEASE AGREEMENT	PAGE 7

ATTACHMENT "A"

LESSEE FINISH-WORK: WORK OF LIMITED SCOPE (NO PLANS)
(Lessor Performs the Work)

1.     Acceptance of Leased Premises. Except as set forth in this Attachment A, Lessee accepts the Leased Premises in their "AS-IS" condition on the date that this Amendment is entered into.

2.     Scope of Work. Lessor, at its sole cost and expense, shall perform the following work in the Leased Premises (the "Work"):

X	Install one (1) 3-ton ductless split in the server room in the Leased Premises.

X	Paint the interior walls in the office portion of the Leased Premises with Building-standard paint.

X	Replace all carpet and VCT in those portions of the Leased Premises with carpet and/or VCT using Building-standard carpet and Building-standard VCT, where applicable.

X	Replace lighting in the warehouse portion of the Leased Premises with thirty-two (32) 6-lamp T5 lights.

X	Provide a $1,000.00 budget for Lessee to balance the air throughout the Leased Premises.

X	Install an air conditioning "grill" in the back office portion of the Leased Premises using Building-standard materials.

X	Install a 2' x 2' window in door leading to warehouse portion of the Leased Premises using Building-standard materials.

X	Repair unstable toilet in bathroom and removed fixtures from bathroom prior to installing new flooring.

X	Repair "hot breaker" in warehouse portion of Leased Premises per Lessee's recommendation for $245.00.

X	Replace all damaged ceiling tiles through the Leased Premises using Building-standard materials.

Within three business days after the date of this Amendment, Lessee shall select all Building-standard materials to be incorporated into the Work and give written notice of such selection to Lessor.

ATTACHMENT A TO FIFTH AMENDMENT TO LEASE AGREEMENT LESSEE FINISH WORK	PAGE 1

ATTACHMENT "B"

MOVE OUT STANDARDS

ITEM	EXPECTED CONDITION

Ceiling:	1.	Replace all damaged, missing and stained tiles and ceiling grid

Dock Doors/	1.	Repair and replace dented/damaged panels
Truck Wells:	2.	Ensure doors operate properly
	3.	Leave keys to doors near the locks on inside of the premises
	4.	Replace any missing dock bumpers

Doors:	1.	Ensure all front and rear doors close and lock properly, leave keys in locks.

Electrical:	1.	Ensure all outlets, telephone jacks and switches are in good working order and have face plates

Exterior:	1.

Ensure all downspouts and drains are in good condition, replace damaged downspouts and drains (requirement is only applicable to that portion of the exterior wall along the space which tenant occupies)

Floors:	1.	Clean tile areas
	2.	Vacuum all carpet
	3.	Repair cut and torn carpets
	4.	Ensure cove base is attached and intact
	5.	Remove any protrusions from floor area—cut off at floor level
	6.	Remove any tars, paints, greases or other residue from warehouse floor, sweep, power wash or mop and seal if necessary.

HVAC:	1.	Ensure that HVAC is in good operating condition (filters, ducts, thermostats, coils, pan, Freon levels, belt).
	2.	Clean all HVAC vent returns

Lighting:	1.	Ensure all lamps, bulbs and ballasts are in good operating condition
	2.	Ensure all light lenses covers are intact and if broken replace

Plumbing:	1.	Ensure all plumbing fixtures are in good working order
	2.	Ensure fire sprinklers are in good working order (if applicable)
	3.	Turn off all gas and equipment and ensure all is in good working order
	4.	Ensure that any leaks are repaired

Signs:	1.	Remove storefront signage
	2.	Cap off wires if applicable

ATTACHMENT B TO FIFTH AMENDMENT TO LEASE AGREEMENT MOVE OUT STANDARDS	PAGE 1

	3.	Lessor will patch fascia and bill Lessee

Trash:	1.	Dispose of trash/debris within space as well as the exterior rear
	2.	Remove dumpsters
	3.	Remove all warehouse racking systems, fences, etc.

Walls:	1.	Repair any damage to interior, exterior (limited to that portion of the exterior wall along the space which tenant occupies) and demising walls, and paint colored walls white.
	2.	Repair or replace any damaged structural steel columns (must consult with Property Manager).

Windows:	1.	Remove all paint/vinyl/markings/tape except address and suite number
	2.	Clean windows, mullions and blinds
	3.	Replace damaged glass
	4.	Ensure all window blinds are operating properly (remove if necessary)

Hazardous
Materials:	1.

Remove all Hazardous Substances placed in or about the Leased Premises or the Commercial Park by Lessee, its employees, agents, contractors or invitees as well as all installations (interior and exterior) made by or on behalf of Lessee relating to the storage, use, treatment, disposal or transportation of Hazardous Substances, and cause such Hazardous Substances and installations to be transported for use, storage or disposal in accordance and compliance with all Environmental Laws.

ATTACHMENT B TO FIFTH AMENDMENT TO LEASE AGREEMENT MOVE OUT STANDARDS	PAGE 2

ATTACHMENT "C"

RENEWAL OPTION

Provided no Event of Default exists and Lessee is occupying the entire Premises at the time of such election, Lessee may renew the Lease for one additional period of five (5) years, by delivering written notice of the exercise thereof to Lessor not earlier than twelve (12) nor later than nine (9) months before the expiration of the Term. The Base Rent payable for each month during such extended Lease Term shall be the prevailing rental rate (the "Prevailing Rental Rate"), at the commencement of such extended Lease Term, for renewals of space in the Building of equivalent quality, size, utility and location, with the length of the extended Lease Term, the “AS IS” nature of the renewal, and the credit standing of Lessee to be taken into account. Within 30 days after receipt of Lessee's notice to renew, Lessor shall deliver to Lessee written notice of the Prevailing Rental Rate and shall advise Lessee of the required adjustment to Base Rent, if any, and the other terms and conditions offered. Lessee shall, within ten days after receipt of Lessor's notice, notify Lessor in writing whether Lessee accepts or rejects Lessor's determination of the Prevailing Rental Rate. If Lessee timely notifies Lessor that Lessee accepts Lessor's determination of the Prevailing Rental Rate, then, on or before the commencement date of the extended Term, Lessor and Lessee shall execute an amendment to this Lease extending the Lease Term on the same terms provided in this Lease, except as follows:

(a)	Base Rent shall be adjusted to the Prevailing Rental Rate;

(b)	Lessee shall have no further renewal option unless expressly granted by Lessor in writing; and

(c)

Lessor shall lease to Lessee the Premises in their then-current condition, and Lessor shall not provide to Lessee any allowances (e.g., moving allowance, construction allowance, and the like) or other Lessee inducements.

If Lessee rejects Lessor's determination of the Prevailing Rental Rate and timely notifies Lessor thereof, Lessee may, in its notice to Lessor, require that the determination of the Prevailing Rental Rate be made by brokers (and if Lessee makes such election, Lessee shall be deemed to have irrevocably renewed the Lease Term, subject only to the determination of the Prevailing Rental Rate as provided below). In such event, within ten days thereafter, each party shall select a qualified commercial real estate broker with at least ten years’ experience in leasing property and buildings in the city or submarket in which the Premises are located. The two brokers shall give their opinion of prevailing rental rates within 20 days after their retention. In no event, however, shall the Base Rent in the renewal term be less than the then current Base Rent rate per rentable square foot in effect hereunder. In the event the opinions of the two brokers differ and, after good faith efforts over the succeeding 20-day period, they cannot mutually agree, the brokers shall immediately and jointly appoint a third broker with the qualifications specified above. This third broker shall immediately (within five days) choose either the determination of Lessor’s broker or Lessee’s broker and such choice of this third broker shall be final and binding on Lessor and Lessee. Each party shall pay its own costs for its real estate broker. Following the determination of the Prevailing Rental Rate by the brokers, the parties shall equally share the costs of any third broker. The parties shall immediately execute an amendment as set forth above. If Lessee fails to timely notify Lessor in writing that Lessee accepts or rejects Lessor's determination of the Prevailing Rental Rate, time being of the essence with respect thereto, Lessee's rights under this Attachment shall terminate and Lessee shall have no right to renew this Lease.

ATTACHMENT C TO FIFTH AMENDMENT TO LEASE AGREEMENT RENEWAL OPTION	PAGE 1

Lessee's rights under this Attachment shall terminate if (1) this Lease or Lessee's right to possession of the Premises is terminated, (2) Lessee assigns any of its interest in this Lease or sublets any portion of the Premises, or (3) Lessee fails to timely exercise its option under this Attachment, time being of the essence with respect to Lessee's exercise thereof.

ATTACHMENT C TO FIFTH AMENDMENT TO LEASE AGREEMENT RENEWAL OPTION	PAGE 2